Exhibit 99.1

FOR IMMEDIATE RELEASE

January 12, 2015

Contact:	Jill McMillan, Director of Communications and Investor Relations
Phone: (214) 721-9271
Jill.McMillan@enlink.com

ENLINK MIDSTREAM TO ATTEND JANUARY 13
UBS MLP ONE-ON-ONE CONFERENCE

DALLAS, January 12, 2015 — The EnLink Midstream companies, EnLink Midstream Partners, LP (NYSE:ENLK) (the Partnership) and EnLink Midstream, LLC (NYSE:ENLC) (the General Partner) (together “EnLink”), announced today that Barry E. Davis, President and Chief Executive Officer, and Michael J. Garberding, Executive Vice President and Chief Financial Officer, will attend and meet with investors at the UBS MLP One-on-One Conference. EnLink will participate in one-on-one meetings at The St. Regis Deer Valley in Park City, UT on Tuesday, January 13.

A copy of the related presentation materials will be available on January 13, 2015 on the Investors page of EnLink Midstream’s website at www.EnLink.com.

About the EnLink Midstream Companies

EnLink Midstream is a leading midstream provider formed through the combination of Crosstex Energy and substantially all of the U.S. midstream assets of Devon Energy. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 8,800 miles of gathering and transportation pipelines, 13 processing plants with 3.4 billion cubic feet per day of net processing capacity, seven fractionators with 252,000 barrels per day of net fractionation capacity, as well as barge and rail terminals, product storage facilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

Additional information about the EnLink Midstream companies can be found at www.EnLink.com.

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